Exhibit 99.1

CONFIDENTIAL

FOR RELEASE:        March 6, 2017

                                       3:45 a.m. Pacific Time

FDA Lifts Clinical Hold on Seattle Genetics’ Phase 1 Trials of Vadastuximab Talirine

BOTHELL, WA – March 6, 2017 – Seattle Genetics, Inc. (Nasdaq: SGEN), a global biotechnology company, today announced that the U.S. Food and Drug Administration (FDA) has lifted the clinical hold announced on December 27, 2016 on phase 1 trials of vadastuximab talirine (SGN-CD33A; 33A) in acute myeloid leukemia (AML).

“The clinical hold on our early-stage vadastuximab talirine clinical trials has been resolved through a comprehensive analysis of the clinical data from over 300 patients treated to date, evaluation by an independent committee of clinical experts, collaborative interactions with the FDA, and protocol amendments designed to further enhance patient safety,” said Jonathan Drachman, M.D., Chief Medical Officer and Executive Vice President, Research and Development at Seattle Genetics. “We will resume two phase 1 trials in AML and plan to initiate a randomized phase 2 trial during 2017 evaluating vadastuximab talirine in combination with standard of care chemotherapy in frontline, younger AML patients. In addition, we are continuing to enroll our ongoing phase 3 randomized CASCADE trial in frontline older AML patients and our phase 1/2 trial in frontline high-risk myelodysplastic syndrome (MDS).”

Seattle Genetics will resume two phase 1 trials of vadastuximab talirine. The first is combination treatment with standard of care, or 7+3, chemotherapy in newly diagnosed younger AML patients and the second is monotherapy and combination treatment with hypomethylating agents in both newly diagnosed and relapsed AML patients. Seattle Genetics will not resume the phase 1/2 trial of vadastuximab talirine monotherapy in pre- and post-allogeneic transplant AML patients given the challenges of developing therapies in this specific setting. The company’s randomized global phase 3 CASCADE trial in frontline older AML and phase 1/2 trial in frontline MDS were not placed on clinical hold and have continued to enroll patients. Planned studies include a randomized phase 2 trial of vadastuximab talirine in combination with 7+3 chemotherapy in frontline younger AML patients. Going forward, additional risk mitigation measures will be implemented in all vadastuximab talirine studies, including revised eligibility criteria and stopping rules for veno-occlusive disease (VOD).

About Vadastuximab Talirine

Vadastuximab talirine (SGN-CD33A; 33A) is a novel investigational ADC targeted to CD33 utilizing Seattle Genetics’ proprietary ADC technology. CD33 is expressed on most AML and MDS blast cells. The CD33 engineered cysteine antibody is stably linked to a highly potent DNA binding agent called a pyrrolobenzodiazepine (PBD) dimer via site-specific conjugation technology (EC-mAb). PBD dimers are significantly more potent than systemic chemotherapeutic drugs and the EC-mAb technology allows uniform drug-loading onto an ADC. The ADC is designed to be stable in the bloodstream and to release its potent cell-killing PBD agent upon internalization into CD33-expressing cells.

Vadastuximab talirine was granted Orphan Drug Designation by both the U.S. Food and Drug Administration (FDA) and the European Commission for the treatment of AML. FDA orphan drug designation is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 66 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to our resumption of clinical studies, future clinical trials and development activities relating to 33A including the planned initiation of a randomized phase 2 trial of vadastuximab talirine in combination with standard of care chemotherapy in frontline, younger AML patients during 2017 and the possibility that vadastuximab talirine may be approved for treatment of AML. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the potential for newly emerging safety signals, failure of clinical results to support on-going development, adverse regulatory actions, failure to properly conduct or manage the clinical studies, possible required modifications to clinical trials and the inability to provide information and institute safety mitigation measures as required by the FDA or other regulatory authorities in the world from time to time in which case these trials may be delayed or discontinued. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com